Exhibit 10.16
JO-ANN STORES, INC.
DEFERRED COMPENSATION PLAN
(as amended by the Board on January 30, 2008)

i

ii

JO-ANN STORES, INC.
DEFERRED COMPENSATION PLAN
     WHEREAS, this Deferred Compensation Plan (“Plan”) was adopted by Jo-Ann Stores, Inc. (the “Company”), effective August 1, 2003, to provide nonqualified deferred compensation benefits for a select group of management or highly compensated employees of the Company and its affiliates; and
     WHEREAS, the terms of this Plan as amended and restated herein shall apply to all amounts deferred under the Plan, and the Plan shall be interpreted and applied at all times in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and guidance issued thereunder; and
     WHEREAS, no amounts deferred under the Plan shall be subject to “grandfathering” treatment, even if such amounts were deferred and vested under the Plan before January 1, 2005;
     NOW, THEREFORE, as of January 1, 2005 (except as otherwise specifically set forth herein), this Plan is hereby amended and restated to read as follows:
ARTICLE I.
TITLE AND DEFINITIONS
     1.1. Definitions. Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below, except where context clearly indicates otherwise:
     (a) “Account” or “Accounts” shall mean the individual account or accounts maintained by the Advisory Committee to record the interest of a Team Member under this Plan. Account includes the Company Discretionary Contribution Account, the Excess 401(k) Contribution Account and the Deferral Account unless otherwise indicated. Each Team Member’s Account will be used solely as a measuring device to determine the amount to be paid to a Team Member under this Plan. The Account does not constitute, nor will it be treated as, property or a trust fund of any kind. All amounts at any time attributable to a Team Member’s Account will be, and remain, the sole property of the Company, subject to the terms of any Trust established hereunder.
     (b) “Advisory Committee” shall mean the individuals serving from time to time as the Advisory Committee as provided in Section 7.1
     (c) “Affiliate” shall mean each corporation or other entity with whom the Company would be considered a single employer under Code Sections 414(b) and 414(c), except that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Code Sections 1563(a)(1), (2) and (3), and in applying Treas. Regs. Sec. 1.414(c)-2 for purposes of determining a controlled group of trades or businesses under Code Section 414(c), the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Treas. Regs. Sec. 1.414(c)-2.

     (d) “Base Salary” shall mean a Team Member’s base salary, excluding, for example, without limitation, bonuses, commissions, incentive and similar remuneration, reimbursements for business or personal expenses, other fringe benefits (cash or non-cash), insurance premiums or welfare benefits. Base Salary shall be determined prior to reduction for any salary contributions to a plan established pursuant to Section 125 of the Code or qualified pursuant to Section 401(k) of the Code.
     (e) “Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Team Member in accordance with procedures established by the Advisory Committee to receive the benefits specified hereunder in the event of the Team Member’s death. No beneficiary designation shall become effective until it is filed with the Advisory Committee. Any designation shall be revocable at any time through a written instrument filed by the Team Member with the Advisory Committee with or without the consent of the previous Beneficiary. No designation of a Beneficiary other than the Team Member’s spouse shall be valid unless consented to in writing by such spouse. If there is no such designation or if there is no surviving designated Beneficiary, then the Team Member’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Team Member’s estate (which shall include either the Team Member’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Team Member’s estate duly appointed and acting in that capacity within ninety (90) days after the Team Member’s death (or such extended period as the Advisory Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Team Member’s death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Advisory Committee that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid: (1) to that person’s living parent(s) to act as custodian, (2) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (3) if no parent of that person is then living, to a custodian selected by the Advisory Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Advisory Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor. Payment by Company to any Beneficiary hereunder of all benefits owed hereunder shall terminate any and all liability of Company.
     (f) “Board of Directors” or “Board” shall mean the Board of Directors of the Company or any committee thereof authorized to act on behalf of the Board.
     (g) “Change in Control” of the Company shall be deemed to have occurred if:

     (1) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;
     (2) any one person, or more than one person acting as a group, acquires (or has acquired during a 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company;
     (3) a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election; or
     (4) any one person, or more than one person acting as a group, acquires (or has acquired during a 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.
     (h) “Code” shall mean the Internal Revenue Code of 1986, as amended.
     (i) “Company” shall mean Jo-Ann Stores, Inc.
     (j) “Company Contribution Account” shall mean the Company Discretionary Contribution Account and the Excess 401(k) Contribution Account.
     (k) “Company Contribution Credits” shall mean the Company Discretionary Contribution Amount and the Excess 401(k) Contribution Amount.
     (l) “Company Discretionary Contribution Account” shall mean the bookkeeping account maintained by the Advisory Committee for each Team Member that is credited with an amount equal to: (1) the Company Discretionary Contribution Amount, if any, and (2) earnings and losses on such amounts pursuant to Section 4.2.
     (m) “Company Discretionary Contribution Amount” with respect to a Team Member shall mean such amount, if any, credited to the Team Member’s Account under the Plan by the Company, on a purely discretionary basis, for the benefit of Team Member for a Plan Year. Such amount may differ from Team Member to Team Member both in amount, if any, and as a percentage of Compensation.
     (n) “Compensation” shall mean Base Salary and Incentive Compensation Bonus.
     (o) “Deferral Account” shall mean the bookkeeping account maintained by the Advisory Committee for each Team Member that is credited with amounts equal to:

     (1) the portion of the Team Member’s Compensation that he or she elects to defer, and
     (2) earnings and losses on such amounts pursuant to Section 4.1.
     (p) “Deferred Amount” with respect to a Team Member shall mean such amount, if any, credited to the Team Member’s Account under the Plan pursuant to a Deferral Election Form.
     (q) “Deferral Election Form” shall mean a form provided by the Advisory Committee pursuant to which a Team Member may elect to defer Compensation in accordance with Section 3.1. The form and content of the Deferral Election Form may be revised from time to time consistent with the Plan, by or at the direction of the Advisory Committee or its designee.
     (r) “Disability” shall mean the Team Member incurs a Separation from Service on account of his or her inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
     (s) “Earnings Rate” shall mean, for each Fund, an amount equal to the net gain or loss on the assets of such Fund during each month or other period as determined from time to time by the Advisory Committee or its designee, expressed as a percentage of the balance of the Fund at the beginning of the month or other period.
     (t) “Eligible Employee” shall mean a member of a select group of management and/or highly compensated employees of the Company or any of its Related Affiliates who is designated by the Advisory Committee in writing as eligible to participate under the Plan. Such designation is solely within the discretion of the Advisory Committee and may be changed at any time.
     (u) “Employer” shall mean the Company and any Affiliate.
     (v) “Excess 401(k) Contribution Account” shall mean the bookkeeping account maintained by the Advisory Committee for each Team Member that is credited with amounts equal to: (1) the Excess 401(k) Contribution Amount, and (2) any earning and losses on such amounts pursuant to Section 4.3.
     (w) “Excess 401(k) Contribution Amount” shall mean, with respect to each highly compensated Team Member (within the meaning of the Jo-Ann Stores, Inc. 401(k) Savings Plan), such amount, if any, credited to the Team Member by the Company, as provided in Section 3.3, under the Plan for the benefit of the Team Member for a Plan Year.
     (x) “Fund” or “Funds” shall mean one or more of the investment funds selected by the Advisory Committee and elected by a Team Member pursuant to Section 3.4, in which all or a portion of a Team Member’s Account may be deemed to be separately invested.

     (y) “Hardship Distribution” shall mean a distribution under Section 6.4 on account of an unforeseeable emergency. An “unforeseeable emergency” means a severe financial hardship to the Team Member resulting from an illness or accident of the Team Member, the Team Member’s spouse, the Team Member’s beneficiary, or the Team Member’s dependent (as defined in Code Section 152, without regard to subsections (b)(1), (b)(2) and (d)(1)(B)), the loss of the Team Member’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Team Member.
     (z) “Incentive Compensation Bonus” shall mean any performance or incentive bonus earned as of the last day of the Plan Year under the Management Incentive Plan, or its successor plan, or the Field Incentive Plan, or its successor plan, provided a Team Member is an employee in good standing of the Company on the day such bonus is paid.
     (aa) “Payment Date” shall mean: (1) with respect to a distribution under Section 6.1, the last regularly scheduled pay day during February of the first calendar year beginning after the Team Member’s Separation from Service, and (2) with respect to a distribution under Section 6.2 with respect to deferrals for any Plan Year, the last regularly scheduled pay day during February of the calendar year elected by the Team Member with respect to such deferrals, provided that the Team Member may not elect any calendar year earlier than the second calendar year after the calendar year to which such deferrals relate.
     (bb) “Plan” shall mean this Jo-Ann Stores, Inc. Deferred Compensation Plan.
     (cc) “Plan Year” shall mean the period January 1 to December 31.
     (dd) “Related Affiliate” shall mean a trade or business, whether or not incorporated, which is a member of a controlled group of corporations, trades or businesses, as defined in Code Sections 414(b) and 414(c), of which the Company is a member.
     (ee) “Separation from Service” shall mean the Team Member has a termination of employment with the Employer. Whether a termination of employment has occurred shall be determined based on whether the facts and circumstances indicate the Team Member and the Employer reasonably anticipate that no further services will be performed by the Team Member for the Employer; provided, however, that a Team Member shall be deemed to have a termination of employment if the level of services he or she would perform for the Employer after a certain date permanently decreases to no more than twenty percent (20%) of the average level of bona fide services performed for the Employer (whether as an employee or independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Team Member has been providing services to the Employer for less than 36 months). For this purpose, a Team Member is not treated as having a Separation from Service while he or she is on a military leave, sick leave, or other bona fide leave of absence, if the period of such leave does not exceed six (6) months, or if longer, so long as the Team Member has a right to reemployment with the Employer under an applicable statute or by contract.

     (ff) “Specified Employee” shall mean any Team Member who is an officer of the Company or any Related Affiliate.
     (gg) “Team Member” shall mean any Eligible Employee who becomes a participant in this Plan in accordance with Article II.
     (hh) “Trust” shall mean the irrevocable trust adopted by the Company to serve at its discretion as the funding medium for this Plan. This Trust is intended to qualify as a “rabbi trust” as described in Rev. Proc. 92-64.
     (ii) “Years of Service” shall be determined according to the meaning given the term under the Jo-Ann Stores, Inc. 401(k) Savings Plan, but shall include, except as otherwise provided herein, service with any Employer (as defined herein).
ARTICLE II.
PARTICIPATION
     2.1. Requirements for Participation. An Eligible Employee shall become a Team Member in the Plan on the first day of the calendar month following the date of his or her written designation by the Advisory Committee as eligible to participate in the Plan.
     2.2. Affiliate Participation. Any Related Affiliate may elect to participate in this Plan upon approval of the Company’s Board of Directors.
ARTICLE III.
CONTRIBUTION CREDITS
     3.1. Elections to Defer Compensation. A Team Member may elect to defer, in accordance with this Section 3.1 up to seventy-five percent (75%) of the Team Member’s Base Salary for a Plan Year and up to one hundred percent (100%) of the Team Member’s Incentive Compensation Bonus for a Plan Year, in separate elections. The amount deferred by a Team Member shall be limited in any Plan Year as necessary to satisfy Social Security Tax (including Medicare) and income tax withholding requirements. All elections to defer Compensation must be completed and timely filed in accordance with this Section 3.1 in order to be given effect.
     (a) Initial Election Period. Each Team Member may elect to defer Compensation by filing with the Advisory Committee, or its designee, a signed and completed Deferral Election Form, within thirty (30) days of the date he or she first becomes a Team Member; provided, however, that if the Team Member is or ever was a participant in this Plan or any other plan required by Code Section 409A to be aggregated with this Plan, this Section 3.1(a) shall not apply and the Team Member may not make a deferral election of Compensation until the following Plan Year in accordance with Section 3.1(b), unless:
     (1) he or she had not been eligible to participate in the Plan (or any other plan required by Code Section 409A to be aggregated with this Plan) at any time during the 24-month period ending on the date he or she again becomes a Team Member, or

     (2) he or she has been paid all amounts previously due under the Plan (and any other plan required by Code Section 409A to be aggregated with this Plan) and, on and before the date of the last such payment, was not eligible to continue to participate in the Plan (and any other plan required by Code Section 409A to be aggregated with this Plan) for periods after such payment.
A deferral election under this Section 3.1(a) will be effective only with respect to Compensation paid for services performed after such election. For this purpose, the amount of any Incentive Compensation Bonus payable to the Team Member for services rendered subsequent to the Team Member’s election will be determined by multiplying the Incentive Compensation Bonus by a fraction, the numerator of which is the number of calendar days remaining in the performance period after the election and the denominator of which is the total number of calendar days in the performance period. For purposes of this Section 3.1(a), the date of a Team Member’s election is the date the executed election form is received by the Advisory Committee or its designee.
     (b) Annual Election Period. The Advisory Committee shall designate an annual open enrollment period during which a Team Member may elect to defer Compensation for the subsequent Plan Year by filing with the Advisory Committee, or its delegate, a signed and completed Deferral Election Form, no later than the last day of such open enrollment period. In no event shall such open enrollment period end later than the December 31 preceding the Plan Year for which the deferral election is to be effective.
     3.2. Irrevocability of Deferral Elections.
     (a) Except as otherwise provided herein, once made for a Plan Year, a deferral election under Section 3.1(a) may not be revoked, changed or modified after the date of the election as provided in such section, and a deferral election under Section 3.1(b) may not be revoked, changed or modified after the applicable filing deadline specified in such section. Once made for a Plan Year, Base Salary and Incentive Compensation Bonus deferral elections will continue in effect for subsequent Plan Years unless revoked or modified for any subsequent Plan Year by filing a Deferral Election Form during an annual open enrollment period.
     (b) In the event a Team Member has a Separation from Service for any reason, then: (1) his or her deferral election under Section 3.1 with respect to Base Salary will terminate as of the date of such Separation from Service (but will be effective with respect to the last regular paycheck issued to such Team Member), regardless of whether the Team Member continues to receive Compensation, or other compensation, from any Employer thereafter; and (2) his or her deferral election under Section 3.1 with respect to Incentive Compensation Bonuses will remain in effect with respect to the bonus (if any) paid to him or her for the Plan Year in which such Separation from Service occurs.
     (c) If a Team Member has a Separation from Service for any reason and is rehired (whether or not as a Team Member) within the same Plan Year:

     (1) his or her deferral election under Section 3.1 with respect to Base Salary shall be automatically reinstated and shall remain in effect for the remainder of such Plan Year; and
     (2) his or her deferral election under Section 3.1 with respect to Incentive Compensation Bonuses shall be automatically reinstated and shall remain in effect for the performance period commencing in such Plan Year.
     (d) In the event a Team Member ceases to be a Team Member (other than on account of a Separation from Service) during any Plan Year, then his or her deferral election under Section 3.1 will terminate as of the last day of the Plan Year in which such change in status occurs.
     (e) Notwithstanding anything herein to the contrary, in the event a Team Member goes on an unpaid leave of absence, his or her deferral election under Section 3.1 with respect to Base Salary shall automatically cease when he or she commences the unpaid leave of absence; provided, however, that if he or she returns from the unpaid leave of absence during the same Plan Year, his or her deferral election under Section 3.1 with respect to Base Salary shall automatically resume immediately upon return from the leave of absence and shall continue in effect for the balance of the Plan Year. An Eligible Team Member’s deferral election under Section 3.1 shall remain in effect with respect to any Base Salary paid while on a leave of absence. A Team Member’s deferral elections under Section 3.1 with respect to Incentive Compensation Bonuses shall not be affected by his or her leave of absence.
     3.3. Company Contribution Credits.
     (a) Discretionary Contribution Credits(b) . In the Board’s sole discretion, it may credit a Team Member’s Account with a Company Discretionary Contribution Amount in any amount or percentage of Compensation it so desires for any Plan Year. The Board may credit Team Members with different Amounts, if any, for any Plan Year.
     (b) Excess 401(k) Contribution Credits. For all highly compensated Team Members (within the meaning of the Jo-Ann Stores, Inc. 401(k) Savings Plan) with at least ninety (90) days of service under such plan, the Board will credit a Team Member’s Account with an Excess 401(k) Contribution Amount in an amount determined by the Board in its sole discretion.
     3.4. Investment Elections.
     (a) The Team Member shall designate, on a form provided by the Advisory Committee, the Funds in which the Team Member’s Account will be deemed to be invested for purposes of determining the amount of earnings to be credited to that Account. In making the designation pursuant to this Section 3.4, the Team Member may specify that all or any portion of his or her Account be deemed to be invested, in whole percentage increments, in one or more of the Funds made available under the Plan from time to time by the Advisory Committee. On a form provided by the Advisory Committee, investment allocations may be changed daily in whole percentages while employed or after termination. If a Team Member fails to elect a Fund under this Section 3.4, he or she shall be deemed to have elected a money market type of investment fund as selected by the Advisory Committee.
     (b) Although the Team Member may designate a Fund or Funds as provided in Section 3.4(a), the Advisory Committee shall not be bound to invest a Team Member’s Account in such Funds. Team Members shall have no ownership interests in any investments made by the Company.
     3.5. Automatic Suspension of Deferrals. In the event a Team Member receives a distribution from the Jo-Ann Stores, Inc. 401(k) Savings Plan (or any other plan or successor plan sponsored by an Employer) on account of hardship, which distribution is made pursuant to Treasury Regulations Section 1.401(k)-1(d)(3) and requires suspension of deferrals under other arrangements such as this Plan, the Team Member’s deferral elections under Section 3.1, if any, pursuant to which deferrals would otherwise be made during the six (6)-month period following the date of the distribution shall be cancelled.
ARTICLE IV.
DEFERRAL ACCOUNTS
     4.1. Deferral Accounts. The Advisory Committee shall establish and maintain a Deferral Account for each Team Member under the Plan. Each Team Member’s Deferral Account shall be further divided into separate subaccounts (“Fund subaccounts”), each of which corresponds to a Fund elected by the Team Member pursuant to Section 3.4(a). A Team Member’s Deferral Account shall be credited as follows:
     (a) On the third business day, or as soon as administratively possible thereafter, after amounts are deferred and withheld from a Team Member’s Compensation, the Advisory Committee, in accordance with the Team Member’s election under Section 3.4(a), shall credit the Fund subaccounts of the Team Member’s Deferral Account with an amount equal to the portion of the Team Member’s Compensation that the Team Member has elected to be deemed to be invested in such Fund.
     (b) Each business day, each Fund subaccount of a Team Member’s Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund subaccount as of the prior day plus contributions and less any distributions credited that day to the Fund subaccount by the Earnings Rate for the corresponding fund selected by the Team Member pursuant to Section 3.4(a).
     (c) In the event a Team Member elects a Payment Date under Section 1.1(aa)(2) for any Plan Year’s deferrals, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with such Plan Year’s deferral of Compensation.
     4.2. Company Discretionary Contribution Account. The Advisory Committee shall establish and maintain a Company Discretionary Contribution Account for each Team Member under the Plan. Each Team Member’s Company Discretionary Contribution Account shall be further divided into separate investment Fund subaccounts corresponding to the investment fund elected by the Team Member pursuant to Section 3.4(a). A Team Member’s Company Discretionary Contribution Account shall be credited as follows:
     (a) On a date established at the Board’s discretion, the Advisory Committee shall credit the Fund subaccounts of the Team Member’s Company Discretionary Contribution Account with an amount equal to the Company Discretionary Contribution Amount, if any, applicable to that Team Member, in accordance with the Team Member’s election under Section 3.4(a).
     (b) Each business day, each investment fund subaccount of a Team Member’s Company Discretionary Contribution Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day plus contributions and less distributions credited that day to the investment fund subaccount by the Earnings Rate for the corresponding Fund selected by the Team Member pursuant to Section 3.4(a).
     4.3. Excess 401(k) Contribution Account. The Advisory Committee shall establish and maintain an Excess 401(k) Contribution Account for each Team Member under the Plan. Each Team Member’s Excess 401(k) Contribution Account shall be further divided into separate investment fund subaccounts corresponding to the investment fund elected by the Team Member pursuant to Section 3.4(b). A Team Member’s Excess 401(k) Contribution Account shall be credited as follows:
     (a) No later than the date contributions would have to be made in order for such contributions to be deductible for a given year under a qualified 401(k) plan, the Advisory Committee shall credit the investment fund subaccounts of the Team Member’s Excess 401(k) Contribution Account with an amount equal to the Excess 401(k) Contribution Amount, if any, applicable to that Team Member, in accordance with the Team Member’s election under Section 3.4.
     (b) Each business day, each investment fund subaccount of a Team Member’s Excess 401(k) Contribution Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day plus contributions and less distributions credited that day to the investment fund subaccount by the Earnings Rate for the corresponding Fund selected by the Company pursuant to Section 3.4.
ARTICLE V.
VESTING
     5.1. Deferral Account. A Team Member shall be 100% vested in his or her Deferral Account.

     5.2. Company Discretionary Contribution Account. Company Discretionary Contribution Amounts will vest according to a schedule determined and set forth by the Board at the time the contribution is credited.
     5.3. Excess 401(k) Contribution Account. Excess 401(k) Contribution Amounts will vest according to the following Schedule:

Years of Service	Percent Vested
1	0%
2	33%
3	67%
4 or more	100%
     5.4. Death, Disability or Age 65. Notwithstanding the foregoing, a Team Member’s Account will become fully vested in the event of his or her death, Disability or attainment of age sixty-five (65) prior to his or her Separation from Service.
ARTICLE VI.
DISTRIBUTIONS
     6.1. Distribution of Company Contribution Account. Except as otherwise provided in Section 6.3, a Team Member’s Company Contribution Account shall be distributed upon the Team Member’s Separation from Service as provided in this Section 6.1.
     (a) Form of Distribution. A Team Member may make an initial form of payment election under this Section 6.1(a) within the time periods applicable under Section 3.1(a) or (b) for making an initial deferral election for the first Plan Year of participation; provided, however, that in the event the Team Member has not made such an initial deferral election by the time a Company Discretionary Contribution Amount is to be credited to his or her Account pursuant to Section 4.2, the Team Member’s initial form of payment election under this Section 6.1(a) shall be made prior to the date such Amount is credited to the Team Member’s Company Contribution Account. Any distribution election made after such period shall be subject to Section 6.1(c). An election (or deemed election) under this Section 6.1(a) shall apply to the Team Member’s entire Company Contribution Account.
     (1) In the event the Team Member incurs a Separation from Service after ten (10) Years of Service and his or her Company Contribution Account is $50,000 or greater, such Account shall be paid to the Team Member in one of the following forms in accordance with the Team Member’s distribution election given effect under this Section 6.1:
     (A) A lump sum distribution;
     (B) Substantially equal quarterly installments over five (5) years;

     (C) Substantially equal quarterly installments over ten (10) years; or
     (D) Substantially equal quarterly installments over fifteen (15) years.
If a Team Member who is eligible to make an election as provided in this Section 6.1(a)(1) fails to make an election as provided above, the Team Member will be deemed to have elected distribution of his or her entire Company Contribution Account in substantially equal quarterly installments over ten (10) years.
     (2) In the case of a Team Member who incurs a Separation from Service prior to ten (10) Years of Service or a Team Member whose Company Contribution Account is less than $50,000, his or her Company Contribution Account shall be paid to the Team Member in a lump sum distribution.
     (3) Notwithstanding anything herein to the contrary, the form of payment election of any individual who has or will have a Company Contribution Account as of December 31, 2007 with respect to his or her Company Contribution Account shall be the last affirmative election made by such Team Member on or before December 31, 2007; provided, however, that in no event may any such election defer any amount otherwise payable during 2007 to 2008 or any later year or accelerate any amount otherwise payable during 2008 or any later year into 2007. If any such Team Member does not make an affirmative election on or before December 31, 2007, he or she shall be deemed to have elected payment of his or her entire Company Contribution Account in accordance with the default elections provided in this Section 6.1(a). Except as otherwise provided in this Section 6.1(a), any distribution election made after December 31, 2007 shall be subject to Section 6.1(c).
     (b) Timing of Payment.
     (1) Any distribution to be paid under this Section 6.1 in a lump sum payment shall be paid within the sixty (60)-day period commencing on the Team Member’s Payment Date or, if the Team Member is a Specified Employee, during the sixty (60)-day period commencing on the later of the Team Member’s Payment Date or the date that is six (6) months after the Team Member’s Separation from Service.
     (2) If the Team Member’s Account is to be distributed in the form of quarterly installments, the first such installment shall be made within the sixty (60)-day period commencing on the Team Member’s Payment Date or, if the Team Member is a Specified Employee, during the thirty (60)-day period commencing on the later of the Team Member’s Payment Date or the last day of the first Plan Year quarter which ends at least six (6) months after the Team Member’s Separation from Service. Subsequent installments shall be made within the thirty (60)-day period commencing on each subsequent February 1, April 1, July 1 or October 1, until the Team Member’s benefits are distributed in full. The Team Member’s Company Contribution Account shall continue to be credited with earnings and losses pursuant to Article IV of the Plan until all amounts credited to his or her Company Contribution Account under the Plan have been distributed. Each year the installment amounts paid to Team Members will be determined by dividing the December 31 vested account balance from the year prior to Team Member’s Payment Date, by the number of total installments elected and undistributed.
     (c) Subsequent Elections as to Form of Distribution. A Team Member may change his or her form of payment election (or deemed form of payment election) under Section 6.1(a) at any time by making a new election (referred to in this subsection as a “subsequent election”) on a form (which may be electronic) approved by the Advisory Committee and filed with the Advisory Committee or its designee; provided, however, that such subsequent election shall be subject to the following restrictions:
     (1) A subsequent election made after December 31, 2007 may not take effect until at least twelve (12) months after the date on which such subsequent election is made;
     (2) Payment or initial payment of the Team Member’s Company Contribution Account pursuant to a subsequent election made after December 31, 2007 may not be made earlier than five (5) years from the date such payment would have been made absent the subsequent election, unless the distribution is made on account of the Team Member’s Disability or death;
     (3) For purposes of this Section 6.1 and Code Section 409A, the entitlement to quarterly installment payments is treated as the entitlement to a single payment; and
     (4) A Team Member may make only one (1) subsequent election under this Section 6.1(c).
If a Team Member’s distribution election does not satisfy the requirements of this Section 6.1(c) it will not be recognized or given effect by the Advisory Committee. In that event, distribution of the benefit will be made in accordance with the Team Member’s most recent distribution election which does satisfy the requirements of this Section 6.1(c).
     6.2. Distribution of Deferral Account.
     (a) Payment Date. Except as otherwise provided in Section 6.3, a Team Member’s Deferred Amount for any Plan Year shall be distributed upon the Payment Date selected by the Team Member within the time period applicable under Section 3.1(a) or (b) for making an initial deferral election for such Plan Year’s Deferred Amount. If any such Team Member does not make an affirmative election with respect to Deferred Amounts for a Plan Year during such time period, the Deferred Amount for that Plan Year will be paid according to Section 6.1 and the Team Member’s elections under Section 6.1.

     Notwithstanding anything herein to the contrary, the Payment Date with respect to any Deferred Amount as of December 31, 2007 shall be the last affirmative election made by the Team Member on or before December 31, 2007 with respect to such Deferred Amount; provided, however, that in no event may any such election defer any amount otherwise payable during 2007 to 2008 or any later year or accelerate any amount otherwise payable during 2008 or any later year into 2007. If the Team Member does not make an affirmative election with respect to such Deferred Amounts for any Plan Year on or before December 31, 2007, the Deferred Amount for that Plan Year will be paid according to Section 6.1 and the Team Member’s elections under Section 6.1.
     (b) Form of Distribution. A Team Member may make a separate form of payment election under this Section 6.2(b) with respect to Deferred Amounts for each separate Plan Year within the time period applicable under Section 3.1(a) or (b) for making an initial deferral election with respect to each such Plan Year’s Deferred Amounts.
     (1) In the case of a Team Member whose Deferred Amount for a Plan Year exceeds $25,000, such Deferred Amount shall be distributed in one of the following forms in accordance with the Team Member’s distribution election given effect under this Section 6.2(b):
     (A) A lump sum distribution; or
     (B) Quarterly installments over one (1) to five (5) years.
     (2) In the case of a Team Member whose Deferred Amount for a Plan Year does not exceed $25,000, such Deferred Amount shall be distributed in a lump sum amount.
     (c) Timing of Payment.
     (1) Any distribution to be paid under this Section 6.2 in a lump sum payment shall be paid within the sixty (60)-day period commencing on the Team Member’s Payment Date.
     (2) If the Team Member’s Deferred Amount is to be distributed in the form of quarterly installments, the first such installment shall be made within the sixty (60)-day period commencing on the Team Member’s Payment Date. Subsequent installments shall be made within the sixty (60)-day period commencing on the first day of each subsequent February 1, April 1, July 1 or October 1, until the Team Member’s benefits are distributed in full. The Team Member’s Deferred Amount shall continue to be credited with earnings and losses pursuant to Article IV of the Plan until all amounts credited to his or her Deferral Account under the Plan for such Plan Year have been distributed. Installment amounts paid to Team Members will be determined annually by dividing the December 31 vested account balance from the year prior to Team Member’s Payment Date, by the number of total installments elected and undistributed.

     (3) In the event a Team Member incurs a Separation from Service, other than by reason of death or Disability, at any time prior to the Payment Date for a Deferred Amount, such Deferred Amount shall be distributed in accordance with Section 6.1. In the event a Team Member incurs a Separation from Service, other than by reason of death or Disability, while a Deferred Amount is being paid in installments, such installments will continue to be paid in the normal course.
     (d) Subsequent Elections as to Time of Distribution.
     (1) A Team Member may change his or her Payment Date election under Section 6.2(a) with respect to the Deferred Amount for any Plan Year at any time by making a new election (referred to in this subsection as a “subsequent election”) on a form approved by the Advisory Committee and filed with the Advisory Committee or its designee; provided, however, that such subsequent election shall be subject to the following restrictions:
     (A) A subsequent election made after December 31, 2007 may not take effect until at least twelve (12) months after the date on which such subsequent election is made;
     (B) A subsequent election must be made not less than twelve (12) months before the date the payment is scheduled to be paid (or, if payment is to be made in installments, twelve (12) months before the date the first amount is scheduled to be paid);
     (C) Payment or initial payment of the Team Member’s Deferred Amount for any Plan Year pursuant to a subsequent election made after December 31, 2007 may not be made earlier than five (5) years from the date such payment would have been made absent the subsequent election, unless the distribution is made on account of the Team Member’s Disability or death; and
     (D) A Team Member may make a subsequent election under this Section 6.2(d) only twice with respect to the Deferred Amount for any one Plan Year.
If a Team Member’s distribution election does not satisfy the requirements of this Section 6.2(d), it will not be recognized or given effect by the Advisory Committee. In that event, distribution of the benefit will be made in accordance with the Team Member’s most recent election which does satisfy the requirements of this Section 6.2(d).
     6.3. Distribution Upon Death or Disability. If a Team Member dies or is determined to have a Disability before receiving his or her entire Account under the Plan, such Team Member, or his or her Beneficiary, as applicable, will receive the total undistributed Account in a lump sum within ninety (90) days after notification of such death or Disability; provided, however, that, where the Team Member is a Specified Employee, in no event will such lump sum on account of Disability be paid earlier than six (6) months following his or her Separation from Service.
     6.4. Hardship Distribution. A Team Member shall be permitted to elect a Hardship Distribution from his or her vested Accounts prior to the Payment Date, subject to the following restrictions:
     (a) The election to take a Hardship Distribution shall be made by filing a form provided by and filed with the Advisory Committee prior to the end of any calendar month.
     (b) The Advisory Committee shall have made a determination that the requested distribution constitutes a Hardship Distribution in accordance with Section 1.1(y) of the Plan. The Advisory Committee will permit a Hardship Distribution only to the extent reasonably necessary to satisfy the unforeseeable emergency, plus amounts necessary to pay federal, state or local income taxes and penalties reasonably anticipated to result from the distribution, after taking into account the extent to which such need is or may be relieved through reimbursement or compensation by insurance, by liquidation of the Team Member’s or beneficiary’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by cessation of deferrals under the Plan.
     (c) The amount determined by the Advisory Committee as a Hardship Distribution shall be paid in a single lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution election is made and approved by the Advisory Committee.
     (d) If a Team Member receives a Hardship Distribution, the Team Member’s deferral elections under Section 3.1, if any, for such Plan Year shall be immediately cancelled.
     (e) All Hardship Distributions shall be made on a pro rata basis from among a Team Member’s Accounts and Fund subaccounts for all Plan Years, unless the Advisory Committee approves an alternate method.
     (f) Notwithstanding anything in the Plan to the contrary, if the Company reasonably anticipates that its deduction with respect to any distribution under this Section 6.4 would not be permitted due to the application of Code Section 162(m); such payment shall be suspended to the extent a deduction would not be permitted until the earliest date at which it reasonably anticipates that the deduction of such distribution would not be barred by application of Code Section 162(m); provided, however, that the conditions of Section 6.4 are still satisfied as of such date.
     6.5. Inability to Locate Team Member. In the event that the Advisory Committee is unable to locate a Team Member or Beneficiary within two (2) years following the required Payment Date, the amount allocated to the Team Member’s Account shall be forfeited.

ARTICLE VII.
ADMINISTRATION
     7.1. Advisory Committee. The Chairman of the Board may appoint a committee to serve, at the pleasure of the Board, as the Advisory Committee. The number of members comprising such committee shall be determined by the Chairman of the Board, who may from time to time vary the number of members. A member of the Advisory Committee appointed pursuant to this Section 7.1 may resign by delivering a written notice of resignation to the Chairman of the Board. The Chairman of the Board may remove any member by delivering a notice of removal to such member.
     7.2. Advisory Committee Action. The Advisory Committee shall act at meetings by affirmative vote of a majority of the members of the Advisory Committee. A majority of the members of the Advisory Committee shall constitute a quorum in any meeting of the Advisory Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Advisory Committee and such written consent is filed with the minutes of the proceedings of the Advisory Committee. A member of the Advisory Committee shall not vote or act upon any matter which relates solely to himself or herself as a Team Member. The Chairman or any other member or members of the Advisory Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Advisory Committee.
     7.3. Powers and Duties of the Advisory Committee.
     (a) The Advisory Committee, on behalf of the Team Members and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:
     (1) To select the Funds in accordance with Section 3.4 hereof;
     (2) To construe and interpret the terms and provisions of this Plan, to determine eligibility for and the amount of any benefit payable under the Plan, and to decide any dispute which may arise regarding the rights of Team Members (or their Beneficiaries) under this Plan;
     (3) To compute and certify to the amount and kind of benefits payable to Team Members and their Beneficiaries;
     (4) To maintain all records that may be necessary for the administration of the Plan;
     (5) To provide for the disclosure of all information and the filing or provision of all reports and statements to Team Members, Beneficiaries or governmental agencies as shall be required by law;

     (6) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terns hereof;
     (7) To appoint one or more Plan administrators or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Advisory Committee may from time to time prescribe; and
     (8) To take all actions necessary or appropriate for the administration of the Plan.
     7.4. Construction and Interpretation. The Advisory Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Affiliate and any Team Member or Beneficiary. The Advisory Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.
     7.5. Information. To enable the Advisory Committee to perform its functions, the Company shall supply full and timely information to the Advisory Committee on all matters relating to the Compensation of all Team Members, their death or other events which cause termination of their participation in this Plan, and such other pertinent facts as the Advisory Committee may require.
     7.6. Compensation, Expenses and Indemnity.
     (a) The members of the Advisory Committee shall serve without compensation for their services hereunder.
     (b) The Advisory Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company. Such legal counsel may be the same legal counsel used by the Company for other matters.
     (c) To the extent permitted by applicable state law, the Company shall indemnify and hold harmless the Advisory Committee and each member thereof, the Board of Directors and any delegate of the Advisory Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

     7.7. Quarterly Statements; Delegation of Administrative Functions.
     (a) Under procedures established by the Advisory Committee, a Team Member shall receive a statement with respect to such Team Member’s Accounts on a quarterly basis.
     (b) The Advisory Committee may delegate administrative duties under the Plan to any one or more persons or companies selected by the Advisory Committee.
     7.8. Disputes.
     (a) Claim.
     A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as “Claimant”) must file a written request for such benefit with the Advisory Committee or its designee, setting forth his or her claim. The request must be addressed to the Advisory Committee, or its designee, at its then principal place of business. If such claim is not filed within one (1) year of the Team Member’s Separation from Service, neither the Plan nor the Company or any Affiliate shall have any obligation to pay the disputed benefit and the Claimant shall have no further rights under the Plan.
     (b) Claim Decision.
     Upon receipt of a claim, the Advisory Committee, or its designee, shall advise the Claimant that a reply will be forthcoming within ninety (90) days (or forty-five (45) days in the event of a claim involving a Disability determination) and shall, in fact, deliver such reply within such period. The Advisory Committee or its designee may, however, extend the reply period for an additional ninety (90) days (or thirty (30) days in the event of a claim involving a Disability determination), provided the Advisory Committee determines that the extension is necessary due to matters beyond the Plan’s control and the Claimant is notified of the extension before the end of the initial 90-day (or, as applicable, 45-day) period and the date by which the Advisory Committee expects to render a decision.
     If the claim is denied in whole or in part, the Advisory Committee or its designee shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (i) the specified reason or reasons for such denial; (ii) the specific reference to pertinent provisions of this Plan on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (v) the time limits for requesting a review under subsection (c).

     (c) Request For Review.
     Within sixty (60) days (or one hundred eighty (180) days in the case of a claim involving a Disability determination) after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Advisory Committee review the determination of the Advisory Committee or its designee. Such request must be addressed to the Secretary of the Company, at its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Advisory Committee. If the Claimant does not request a review within such sixty (60) day (or, as applicable, one hundred eighty (180) day) period, he or she shall be barred and estopped from challenging the Advisory Committee’s, or its designee’s, determination.
     (d) Review of Decision.
     Within sixty (60) days (or forty-five (45) days in the event of a claim involving a Disability determination) after the Advisory Committee’s receipt of a request for review, after considering all materials presented by the Claimant, the Advisory Committee will inform the Claimant in writing, in a manner calculated to be understood by the Claimant, the decision setting forth the specific reasons for the decision containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day (or, as applicable, forty-five (45) day) time period be extended, the Advisory Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days (or ninety (90) days in the event of a claim involving a Disability determination) after receipt of the request for review.
     (e) Legal Action.
     A Claimant’s compliance with the foregoing provisions of this Section 7.8 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.
ARTICLE VIII.
MISCELLANEOUS
     8.1. Unsecured General Creditor. Team Members and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Team Members and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.
     8.2. Insurance Contracts or Policies. Amounts payable hereunder may be provided through insurance contracts or policies, the premiums for which are paid by the Company from its general assets, and which contracts or policies are issued by an insurance company or similar organization. In order to become a Team Member under the Plan, an Eligible Team Member may be required to complete such insurance application forms and insurance application worksheets and to undergo such medical examinations as requested by the Advisory Committee in connection with the acquisition of any such insurance contract or policy.
     8.3. Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Team Member’s Accounts shall be liable for the debts, contracts, or engagements of any Team Member, his or her Beneficiary, or successors in interest, nor shall a Team Member’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Team Member, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Advisory Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Team Member, Beneficiary or successor in interest in such manner as the Advisory Committee shall direct.
     8.4. Withholding. There shall be deducted from each payment made under the Plan or any other compensation payable to the Team Member (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or this Plan. The Company shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes.
     8.5. Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Team Member’s Accounts or to accelerate the payment of any Account, except as otherwise permitted by law.
     Notwithstanding the preceding, the Company may, by action of its Board of Directors, within the thirty (30) days preceding or twelve (12) months following a Change in Control, partially terminate the Plan and distribute benefits to all affected Team Members within twelve (12) months after such action, provided that all plans sponsored by the service recipient immediately after the Change in Control (which are required to be aggregated with this Plan pursuant to Code Section 409A) are also terminated and liquidated with respect to each affected Team Member.
     8.6. Governing Law. This Plan shall be construed, governed and administered in accordance with the laws of the State of Ohio, except where pre-empted by federal law.

     8.7. Receipt or Release. Any payment to a Team Member or the Team Member’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Advisory Committee and the Company. The Advisory Committee may require such Team Member or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.
     8.8. Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Advisory Committee, is considered by reason of legal, physical or mental condition to be unable to give a valid receipt therefore, the Advisory Committee may direct that such payment be made to any person found by the Advisory Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Advisory Committee and the Company.
     8.9. Limitation of Rights and Employment Relationship. Neither the establishment of the Plan nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Team Member, or Beneficiary or other person any legal or equitable right against the Company or any Affiliate except as provided in the Plan; and in no event shall the terms of employment of any Employee or Team Member be modified or in any way be affected by the provisions of the Plan.
     8.10. Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
     8.11. Trust Information. The Company has established the Trust for the purposes of this Plan. Pursuant to the Trust and to the direction of the Advisory Committee, the Trustee shall enter into any necessary or reasonable contracts for purposes of holding and investing the assets maintained under the Plan.
     This Plan is amended and restated by resolution adopted by the Compensation Committee of the Board of Directors on this 13th day of November, 2007, to be effective as of January 1, 2005 (except as otherwise specified herein).

JO-ANN STORES, INC.
By:	/s/ Darrell Webb
	Name:	Darrell Webb
	Title:	Chairman of the Board